Exhibit 10.9

RESCISSION AGREEMENT

          This RESCISSION AGREEMENT (this “Agreement”) is dated as of November 5, 2007, by and among Material Technologies, Inc., a Delaware corporation (“Matech”) and Rocket City Automotive Group, Inc. a Nevada corporation (“Rocket City”).

          WHEREAS, Matech and Rocket City have previously entered into that certain Stock Exchange Agreement, dated as of April 27, 2007 (the “Stock Exchange Agreement”) pursuant to which the parties exchanged Four Million Shares (4,000,000) of Rocket City common stock (the “Rocket City Shares”) for Ten Million Shares (10,000,000) of Matech common stock (the “Matech Shares”);

          WHEREAS, the parties hereto each desire to terminate all agreements, contracts, understandings, obligations and liabilities between them, and rescind the Stock Exchange Agreement, pursuant to this Agreement.

          NOW, THEREFORE, IT IS AGREED:

  Termination of Agreements.  All Agreements between Matech and Rocket City are hereby terminated.  The Stock Exchange Agreement is hereby rescinded.  Rocket City has failed to receive its allotted shares from Matech as of the date of this Agreement.  Matech shall return and deliver the Rocket City Shares to Rocket City within five business days.

  Cancellation of Stock.  Upon execution of this Agreement, the parties shall have the right to immediately place stop transfer instructions with their respective transfer agent, pending cancellation of the shares as appropriate.

  Governing Law; Jurisdiction.  The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of California applicable to contracts made and to be performed entirely within the State of California.  Each of the parties agrees that any legal action or proceeding with respect to this Agreement shall be resolved as set forth and described in the Stock Exchange Agreement.

  Counterparts.  This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

  Entire Agreement.  This Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein.  This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

  Indemnity.  Matech, its subsidiaries, assigns, partners, all other entities under its control, and all entities associated with Matech, its subsidiaries, assigns, and partners or associates in any form, hereby agree to indemnify and hold harmless Rocket City for any matters associated with the terms of this Agreement.  Moreover, through the execution of this Agreement, Matech, its subsidiaries, assigns, partners, all other entities under its control and all entities associated with Matech agree it is precluded from ever filing a legal proceeding against Rocket City.   Furthermore, Rocket City, its subsidiaries, assigns,

partners, all other entities under its control, and all entities associated with Rocket City, its subsidiaries, assigns, and partners or associates in any form, hereby agree to indemnify and hold harmless Matech for any matters associated with the terms of this Agreement.  Moreover, through the execution of this Agreement, Rocket City, its subsidiaries, assigns, partners, all other entities under its control and all entities associated with Rocket City agree it is precluded from ever filing a legal proceeding against Matech.

  Attorneys’ Fees.  In the event any Party hereto shall commence legal proceedings against the other to enforce the terms hereof, or to declare rights hereunder, as the result of a breach of any covenant or condition of this Agreement, the prevailing party in any such proceeding shall be entitled to recover from the losing party its costs of suit, including reasonable attorneys' fees, as may be fixed by the court.

          IN WITNESS WHEREOF, each of the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized, all as of the day and year first above written.

Material Technologies, Inc., a Delaware corporation By: /s/ Robert M. Bernstein Name: Robert Bernstein Title: Chairman and CEO	ROCKET City Enterprises, Inc. a Nevada corporation By: /s/ Jeffrey M. Roman Name: Jeffrey M. Roman Title: Chairman and CEO